Exhibit 99.1


                      Fred's Reports Third Quarter Results


    MEMPHIS, Tenn.--(BUSINESS WIRE)--Nov. 22, 2005--Fred's Inc. (NASDAQ/NM:FRED) today reported financial results for the third fiscal quarter and nine-month period ended October 29, 2005.
    Fred's earnings for the third quarter were affected by the application of Emerging Issues Task Force (EITF) Issue No. 02-16,
Accounting by a Customer (Including a Reseller) for Certain
Consideration Received from a Vendor, which was triggered by the Company's renewal of a contract with its primary pharmaceutical wholesaler, AmerisourceBergen Corporation. Fred's had anticipated that it would complete a new contract in February 2006, which would have required making the EITF 02-16 application in the first quarter of 2006. However, in the course of the bidding process, the Company found it advantageous to renew the contract earlier, initiating the benefits of the new prices in 2005. As the Company has noted in its public filings, the renewal of this contract prior to its expiration would affect the Company's 2005 financial statements because of the application of the provisions of EITF 02-16 pertaining to cash rebates received after the renewal date as a reduction in inventory value and a corresponding increase in cost of goods sold for the third quarter.
Merely a timing matter, the effect of this adjustment deferred income of $2.2 million pre-tax in the third quarter and reduced earnings by $0.03 per diluted share. Outside of the income deferral, the contract renewal was positive to earnings in the quarter and will continue to be beneficial in the fourth quarter and beyond. The EITF 02-16 adjustment had no effect on cash flow for the quarter.
    Net income for the third quarter of 2005 totaled $6.3 million or $0.16 per diluted share versus $7.4 million or $0.19 per diluted share in the year-earlier period, representing a decline of 15% in net income and 16% in net income per diluted share. Excluding the effect of the EITF 02-16 adjustment to cost of goods sold, net income for the third quarter would have been $7.7 million or $0.19 per diluted share, within the range of the Company's earlier guidance. For the first nine months of 2005, net income was $16.5 million or $0.42 per diluted share compared with $17.5 million or $0.44 per diluted share in the same period last year.
    Commenting on the results, Michael J. Hayes, Chief Executive
Officer, said, "The third quarter was unusual for Fred's by any standard, considering the effects of rising fuel prices, the financial impact of the two hurricanes in our market areas, and the implementation of TennCare reductions in Tennessee - a major pharmacy region for Fred's. We estimate that the hurricanes' impact was between $0.01 and $0.02 per share for insurance deductible costs, preparation, clean-up and repair expenses. The financial effects of TennCare changes, as previously announced, were about the same, although we have recovered some of this with our new pharmaceutical contract.
    "Considering our continued improvement in inventory levels, the implementation of our cooler program, now completed, and our enhanced marketing program, we enter the fourth quarter competitively positioned," Hayes continued. "Moreover, we anticipate improved sales performance in several categories now that we have hit the anniversary of our reduced double coupon program of a year ago. While we expect that market and competitive conditions will continue to be aggressive, we are confident that our strategies and the initiatives we have pursued this year will enable us to meet our plan for the fourth quarter and 2006."
    In closing, Hayes added, "Earlier this month, we launched our new
Internet E-commerce business, www.buyersspecials.com. We are excited about the opportunities to leverage our retail infrastructure as we reach out to a new group of customers in a rapidly growing business segment."
    Retail sales by Company stores for the third quarter of 2005 increased 8% and total sales for the quarter also rose 8% to $376.8 million versus $349.1 million in the same period last year. On a comparable store basis, sales declined 1.0% for the quarter. For the first nine months of 2005, retail sales by Company stores increased
10% and total sales for the period also rose 10% to $1.133 billion from $1.031 billion in the year-earlier period. Comparable store sales for the first nine months of 2005 increased 1.0% over the same period last year.
    Fred's gross profit for the third quarter increased 7% to $108.8 million from $101.2 million in the prior-year period. Excluding the effect of the EITF 02-16 adjustment to cost of goods sold, gross profit increased 9% for the third quarter. Gross margin for the quarter was 28.9% versus 29.0% last year. Excluding the effect of the EITF 02-16 adjustment to cost of goods sold, gross margin was 29.5% in the third quarter, an increase of 0.5% over the same quarter last year.
    Gross profit for the first nine months of 2005 increased 10% to $322.6 million from $292.0 million in the first nine months of 2004.
Gross margin for the 2005 year-to-date period was 28.5% versus 28.3%
in the same period last year. Excluding the effect of the EITF 02-16 adjustment to cost of goods sold, gross profit would have been 11% over last year and the gross margin would have been 28.7%, an increase of 0.4% over the year-earlier period.
    Selling, general and administrative expenses for the third quarter of 2005 increased to 26.3% of sales versus 25.8% of sales in the year-earlier period. On a year-to-date basis in 2005, selling, general and administrative expenses increased to 26.2% of sales compared with 25.7% of sales in the first nine months of 2004. The increase in expenses as a percentage of sales for the quarter was attributable primarily to hurricane-related costs of approximately $1.0 million along with higher utility and fuel expenses. During the quarter, the Company achieved continued expense leverage in store labor, distribution costs and corporate overhead.
    Operating income for the third quarter of 2005 declined 11% to $9.9 million from $11.1 million in the year-earlier period. Operating income declined to 2.6% of sales in the third quarter of 2005 compared with 3.2% of sales in the third quarter of 2004. Operating income for the first nine months of 2005 declined 5% to $25.6 million from $26.9 million in the prior-year period. Operating income for the first nine months of 2005 was 2.3% of sales compared with 2.6% of sales in the first nine months of last year. Excluding the effect of the EITF 02-16 adjustment, the operating profit in the third quarter would have been 9% higher than in the same period last year and operating margin would have been 3.2%, equal to the third quarter last year.

    Fred's Inc. operates 642 discount general merchandise stores, including 24 franchised Fred's stores in the southeastern United
States. For more information about the Company, visit Fred's website on the Internet at www.fredsinc.com.

    A public, listen-only simulcast and replay of Fred's third quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 9:00 a.m. Eastern Time today and a replay of the call will be available beginning at approximately 12:00 p.m. Eastern Time and will run until December 22, 2005.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                              FRED'S INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)


                                    13 Weeks    13 Weeks
                                      Ended       Ended
                                    Oct. 29,    Oct. 30,     Percent
                                      2005        2004       Change
                                   ----------- ----------- -----------
                                              (as restated)

Net sales                          $  376,754  $  349,139         7.9%
Operating income (a)               $    9,861  $   11,090       -11.1%
Net income                         $    6,321  $    7,416       -13.3%
Net income per share:
  Basic                            $     0.16  $     0.19       -15.8%
  Diluted                          $     0.16  $     0.19       -15.8%
Average shares outstanding:
  Basic                                39,661      39,220
  Diluted                              39,759      39,517



                                    39 Weeks    39 Weeks
                                      Ended       Ended
                                    Oct. 29,    Oct. 30,     Percent
                                      2005        2004       Change
                                   ----------- ----------- -----------
                                              (as restated)

Net sales                          $1,132,811  $1,031,475         9.8%
Operating income (a)               $   25,552  $   26,906        -5.0%
Net income                         $   16,526  $   17,540        -5.1%
Net income per share:
  Basic                            $     0.42  $     0.45        -6.7%
  Diluted                          $     0.42  $     0.44        -4.5%
Average shares outstanding:
  Basic                                39,616      39,130
  Diluted                              39,761      39,585

(a) Includes increase in cost of goods sold of $2.2 million for EITF 02-16 adjustment resulting from contract renewal in the third quarter.



                              FRED'S INC.
              Unaudited Fiscal 2005 Third Quarter Results
               (in thousands, except per share amounts)

                        13 Weeks                13 Weeks
                          Ended                   Ended
                        Oct. 29,      % of      Oct. 30,      % of
                          2005        Total       2004        Total
                       ----------- ----------- ----------- -----------
                                              (as restated)

Net sales              $  376,754       100.0% $  349,139       100.0%
Cost of goods sold (b)    267,942        71.1%    247,890        71.0%
                       ----------- ----------- ----------- -----------
Gross profit              108,812        28.9%    101,249        29.0%
Selling, general and
 administrative
 expenses                  98,951        26.3%     90,159        25.8%
                       ----------- ----------- ----------- -----------
Operating income            9,861         2.6%     11,090         3.2%
Interest expense, net         260         0.1%        260         0.1%
                       ----------- ----------- ----------- -----------
Income before income
 taxes                      9,601         2.5%     10,830         3.1%
Provision for income
 taxes                      3,280         0.8%      3,414         1.0%
                       ----------- ----------- ----------- -----------
Net income             $    6,321         1.7% $    7,416         2.1%
                       =========== =========== =========== ===========
Net income per share:
  Basic                $     0.16              $     0.19
                       ===========             ===========
  Diluted              $     0.16              $     0.19
                       ===========             ===========
Weighted average
 shares outstanding:
  Basic                    39,661                  39,220
                       ===========             ===========
  Diluted                  39,759                  39,517
                       ===========             ===========



               Unaudited Fiscal 2005 Nine-Month Results
               (in thousands, except per share amounts)

                        39 Weeks                39 Weeks
                          Ended                   Ended
                        Oct. 29,      % of      Oct. 30,      % of
                          2005        Total       2004        Total
                       ----------- ----------- ----------- -----------
                                              (as restated)

Net sales              $1,132,811       100.0% $1,031,475       100.0%
Cost of goods sold (b)    810,238        71.5%    739,462        71.7%
                       ----------- ----------- ----------- -----------
Gross profit              322,573        28.5%    292,013        28.3%
Selling, general and
 administrative
 expenses                 297,021        26.2%    265,107        25.7%
                       ----------- ----------- ----------- -----------
Operating income           25,552         2.3%     26,906         2.6%
Interest expense, net         720         0.1%        542         0.0%
                       ----------- ----------- ----------- -----------
Income before income
 taxes                     24,832         2.2%     26,364         2.6%
Provision for income
 taxes                      8,306         0.7%      8,824         0.9%
                       ----------- ----------- ----------- -----------
Net income             $   16,526         1.5% $   17,540         1.7%
                       =========== =========== =========== ===========
Net income per share:
  Basic                $     0.42              $     0.45
                       ===========             ===========
  Diluted              $     0.42              $     0.44
                       ===========             ===========
Weighted average
 shares outstanding:
  Basic                    39,616                  39,130
                       ===========             ===========
  Diluted                  39,761                  39,585
                       ===========             ===========

(b) Includes increase in cost of goods sold of $2.2 million for EITF 02-16 adjustment resulting from contract renewal in the third quarter.



                              FRED'S INC.
                        Unaudited Balance Sheet
                            (in thousands)

                                             Oct. 29,      Oct. 30,
                                               2005          2004
                                           ------------- -------------
ASSETS:                                                  (as restated)

Cash and cash equivalents                  $     19,306  $      5,303
Inventories                                     342,628       318,271
Receivables                                      18,876        17,680
Other non-trade receivables                      15,831         6,683
Prepaid expenses and other current assets        11,660         6,246
                                           ------------- -------------
    Total current assets                        408,301       354,183
Property and equipment, net                     141,018       137,976
Other noncurrent assets                           8,126         4,161
                                           ------------- -------------
    Total assets                           $    557,445  $    496,320
                                           ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                           $    105,698  $     91,088
Current portion of indebtedness                     585        11,800
Current portion of capital lease
 obligation                                         588           660
Accrued expenses and other                       36,963        22,172
Deferred tax liability                           18,388        12,707
Income taxes payable                              4,854         4,481
                                           ------------- -------------
    Total current liabilities                   167,076       142,908

Long-term portion of indebtedness                42,619        40,072
Deferred income taxes                            10,124         5,844
Long-term portion of capital lease
 obligations                                        596         1,178
Other noncurrent liabilities                      6,349         3,140
                                           ------------- -------------
    Total liabilities                           226,764       193,142
Shareholders' equity                            330,681       303,178
                                           ------------- -------------
    Total liabilities and shareholders'
     equity                                $  557,445    $    496,320
                                           ============= =============


    CONTACT: Fred's Inc.
             Jerry A. Shore, 901-362-3733, Ext. 2217
             www.fredsinc.com